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                                                                   EXHIBIT 99.4


                                        Company Contact:    Rowland Day II
                                                            Donald J. Duffy
                                                            (714) 835-8464

                                    Financial Relations:    Continental Capital
                                                            John Manion
                                                            (407) 875-1110



                      BIKERS DREAM ANNOUNCES JOINT VENTURE

         Santa Ana, CA - Sept. 16, 1996 - Bikers Dream, Inc. (NASDAQ-BB:BIKR) ("Bikers Dream") - announced that it has signed an agreement to form a joint venture with Ultra Kustom Cycle of Riverside, California, a renowned manufacturer of custom V-twin motorcycles, as well as numerous award winning show-bikes.

         The joint venture will act as the exclusive distributor of Ultra Kustom Cycles. Additionally, all direct retail sales of Ultra Kustom Cycles in Southern California, Sacramento, CA, and Dallas, TX, will now be sold through the Company's retail stores. Ultra Kustom Cycles will close its Riverside, CA, showroom and transfer key sales personnel to Bikers Dream store locations to provide expertise in motorcycle sales, product knowledge and store management.

         In order to increase the production of Ultra Kustom Cycles to one hundred bikes per month, the Company has agreed to loan the joint venture $2,000,000 over the next ninety days. The Company has secured an investment commitment to meet this funding obligation. Additionally, the Company has announced that it has acquired an option to purchase Ultra Kustom Cycle and Ultra Kustom Parts for total consideration of $4,000,000 and 2,500,000 options. The Company must exercise its option after August 31, 1997, subject to the consent of Ultra Kustom Cycle.

         Ultra Kustom Cycle has been producing superior custom motorcycles for over two years. Ultra's custom American V-twin motorcycles come with many extras that are not found on stock Harley Davidsons including performance engines from S&S Engine, additional chrome parts from Custom Chrome Inc. and paint modifications. The motorcycles retail for approximately $15,900 to $24,900 depending on the model. Currently, Ultra Kustom Cycle manufactures
6 models.

         Ultra Kustom Parts has also been operational for approximately two years, and produces approximately 126 parts, while continuing to add new parts to its line monthly. Parts production includes both original equipment parts and custom high performance parts for the cruiser segment of the motorcycle industry. Under separate distribution agreements, Ultra Kustom Parts will also provide Bikers Dream with components manufactured by Custom Chrome, S&S Cycle, Corbin Saddle and a host of other premium product lines.

         Key personnel of Ultra Custom Cycles, including Carl "Vini" Bergeman and Kraig Kavanagh, will contribute a significant amount of their time to Bikers Dream, providing expertise in motorcycle sales, product knowledge and store management.

         The Company believes this joint venture will dramatically expand its product lines and improve the Company's competitive position in the motorcycle retailing market. Ultra Kustom Cycle has already delivered approximately thirty motorcycles to the Company's stores. Initial sales results have been favorable.

         Bikers Dream is the nations largest purveyor of cruiser motorcycles (750cc+). Company stores average 10,000 square feet and offer a wide variety of new Ultra Kustom Cycles, pre-owned Harley-Davidson motorcycles, as well as thousands of parts and accessories and an extensive line of wearing apparel. The stores provide complete service and are open seven days a week.